Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-1 Amendment No. 1 and the use therein of our report dated August 4, 2025 relating to the audited consolidated financial statements of ConnectM Technology Solutions, Inc. for the fiscal years ended December 31, 2024 and 2023, which is part of this Registration Statement Form S-1 Amendment No. 1. Our report contains an explanatory paragraph regarding ConnectM Technology Solutions, Inc.’s ability to continue as a going concern.

Adeptus Partners, LLC

Ocean, New Jersey

June 16, 2026